Exhibit 10.2
CONTRIBUTION AGREEMENT
BY AND BETWEEN
THE SUMMIT GROUP, INC.,
a South Dakota corporation,
as the Contributor,
AND
SUMMIT HOTEL OP, LP,
a Delaware limited partnership,
as the Acquirer

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CONTRIBUTION AGREEMENT
     THIS CONTRIBUTION AGREEMENT (this “Agreement”) is made as of the 5th day of August, 2010 by and between THE SUMMIT GROUP, INC., a South Dakota corporation (the “Contributor”); and SUMMIT HOTEL OP, LP, a Delaware limited partnership (the “Acquirer”).
RECITALS
     A. Summit Group of Scottsdale, Arizona, LLC (the “Company”) is the owner of fee simple title to the Courtyard by Marriott hotel and the SpringHill Suites by Marriott hotel, both located in Scottsdale, Arizona, including, without limitation, all land, buildings, improvements, fixtures and appurtenances related thereto (the “Real Property”) and all furniture, fixtures, equipment and all other personal property located thereon and more particularly described in Section 1.1 below (collectively, the “Personal Property”). The Real Property and Personal Property shall hereinafter be referred to as the “Property.”
     B. The Contributor is the record and beneficial owner of one hundred percent of the membership interests of Summit Hospitality of Scottsdale, Arizona, LLC (the “Managing Member”). The Managing Member is the managing member and the record and beneficial owner of the Class B Membership Interest in the Company as described in the First Amended Operating Agreement of the Company dated July 29, 2003 (the “Operating Agreement”), together with all rights and privileges pertaining thereto, including all rights as managing member, all voting rights and all right, title and interest in and to all cash, distributions, income, profits, revenues, and proceeds payable to the Contributor on account of such Class B Membership Interest (the “Contributed Assets”).
     C. Immediately prior to Closing (as defined below), the Contributor will dissolve the Managing Member and cause all of the Managing Member’s assets, including without limitation, the Contributed Assets, to be distributed to the Contributor. The Contributor will then contribute the Contributed Assets to the Acquirer, and the Acquirer will acquire the Contributed Assets from the Contributor, on the terms and conditions hereinafter set forth.
AGREEMENT
     NOW, THEREFORE, for and in consideration of the mutual covenants herein contained, the parties hereto agree as follows:
ARTICLE I
THE CONTRIBUTION
     1.1 Contribution of Contributed Assets. The Contributor agrees to contribute and transfer the Contributed Assets to the Acquirer, and the Acquirer agrees to accept the transfer of the Contributed Assets pursuant to the terms and conditions set forth in this Agreement. The Contributed Assets shall be transferred to the Acquirer free and clear of all liens, encumbrances, security interests, prior assignments or conveyances, conditions, restrictions, claims, and other matters affecting title thereto. At the time of the transfer of the Contributed Assets to the Acquirer, the Company shall own or have rights to use all of the following in connection with the Real Property:
          (a) all furniture, furnishings, fixtures, vehicles, rugs, mats, carpeting, appliances, devices, engines, telephone and other communications equipment, televisions and other video equipment, plumbing fixtures and other equipment, and all other equipment and other personal property which are now, or may hereafter prior to the Closing be, placed in or on or attached to the Real Property and are used in connection with the operation of the Property (but not including items owned or leased by tenants or which are leased under the Equipment Leases by the Company) (the “FF&E”);
          (b) all right, title and interest in and to (to the extent transferable under applicable law) all licenses, permits and authorizations presently issued in connection with the operation of all or any part of the Property as it is presently being operated (the “Licenses and Permits”);
          (c) all right, title and interest in and to (to the extent assignable) all warranties, if any, issued by any manufacturer, contractor, subcontractor, supplier or workman in connection with the maintenance, repair, construction or installation of equipment or any component of the improvements included as part of the Property or FF&E;
          (d) all right, title and interest in and to (to the extent assignable) all Service Contracts;
          (e) all right, title and interest in and to all leases, subleases, licenses, contracts and other agreements, granting a real property interest to any other person for the use or occupancy of all or any part of the Property, other than the Bookings (the “Tenant Leases”) and all security and escrow deposits or other security held by or for the benefit of, or granted to, the Company in connection with, such Tenant Leases;
          (f) all right, title and interest in and to all leases and purchase money security agreements for any equipment, machinery, vehicles, furniture or other personal property located at the Real Property or used in the operation of the Real Property (the “Equipment Leases”), together with all deposits made thereunder;
          (g) all right, title and interest in and to all bookings and reservations for guest, conference, meeting and banquet rooms or other facilities at the Real Property for dates from and after the Closing (the “Bookings”), together with all deposits held by the Company with respect thereto;
          (h) all right, title and interest in and to any and all charges accrued to the open accounts of any guests or customers at the Real Property for the use or occupancy of any guest, conference, meeting or banquet rooms or other facilities at the Real Property, any restaurant, banquet services, or any other goods or services provided by or on behalf of the Company at the Real Property (the “Guest Ledger”), as set forth in Section 4.4(b)(i);

          (i) all items included within the definition of “Property and Equipment” under the latest edition of the Uniform System of Accounts for the Lodging Industry, as published by the Hotel Association of New York City, Inc. (the “Uniform System of Accounts”) and used in the operation of the Real Property, including, without limitation, linen, china, glassware, tableware, uniforms and similar items (“Property and Equipment”);
          (j) all “Inventories” as defined in the Uniform System of Accounts and used in the operation of the Real Property, such as provisions in storerooms, refrigerators, pantries, and kitchens, other merchandise intended for sale or resale, fuel, mechanical supplies, stationery, guest supplies, maintenance and housekeeping supplies and other expensed supplies and similar items and including all food and beverages which are located at the Real Property, or ordered for future use at the Real Property as of the Closing, but expressly excluding any alcoholic beverages, if any, to the extent the sale or transfer of the same is not permitted under applicable law (the “Inventories”);
          (k) all merchandise located at the Real Property and held for sale to guests and customers of the Real Property, or ordered for future sale at the Real Property, but not including any such merchandise owned by any tenant at the Real Property (“Retail Merchandise”);
          (l) all right, title and interest in and to (to the extent such are assignable) all names, tradenames, trademarks, service marks, logos, and other similar proprietary rights and all registrations or applications for registration of such rights used in the operation of the Real Property, to the extent not provided for in the Existing Franchise Agreements or the new franchise agreements to be executed with the TRS Lessee (the “Intangible Property”);
          (m) all right, title and interest in and to (to the extent not included above) the Real Property’ telephone numbers, printed marketing materials and any slides, proofs or drawings used to produce such materials, to the extent such slides, proofs or drawings are in the Contributor’s or the Company’s possession or control (“Miscellaneous Personal Property”); and
          (n) to the extent in the Contributor’s or the Company’s possession or control, all surveys, architectural, consulting and engineering blueprints, plans and specifications and reports, if any, related to the Real Property, all books and records, if any, related to the Real Property (collectively, “Books and Records”); provided, however, that the Contributor may retain a copy of all such books and records.
     Notwithstanding anything to the contrary, the property, assets, rights and interests set forth in this Section 1.1 shall not include any Retained Accounts Receivable as set forth in Section 4.4(b)(ii) nor any fixtures, personal property or equipment owned by (A) the lessor under any Equipment Leases, (B) the supplier or vendor under any other Service Contracts, (C) the tenant under any Tenant Lease, (D) any employees, or (E) any guests or customers of the Real Property; provided, however, that at Closing the Company and the Real Property will have the same rights to the use and benefit to any of the foregoing as the Company and the Real Property currently possess, unless otherwise terminated pursuant to the terms of this Agreement.

     1.2 Consideration. The total consideration (the “Consideration”) for which the Contributor agrees to contribute and assign the Contributed Assets to the Acquirer, and which the Acquirer agrees to pay or deliver to the Contributor, subject to the terms of this Agreement, shall be the issuance to the Contributor or its successor or designee of Seventy Four Thousand Eight Hundred Twenty Nine (74,829) units of limited partnership interests in the Acquirer (“Units”). The number of Units shall not be adjusted for prorations of income or expenses of the Real Property or of the Company nor for any other reason. On the Closing Date the Units shall be distributed to the Contributor. No fractional Units will be issued as Consideration hereunder and no cash will be paid to the Contributor. The Contributor acknowledges that any certificates evidencing the Units will bear appropriate legends indicating (i) that the Units have not been registered under the Securities Act of 1933, as amended (“Securities Act”), and (ii) that the Acquirer’s Agreement of Limited Partnership (the “Acquirer’s Partnership Agreement”) restricts the transfer of the Units. Upon receipt of the Units, the Contributor shall become a limited partner of the Acquirer and shall execute the Acquirer’s Partnership Agreement. Except as otherwise expressly set forth in this Agreement, the Contributor acknowledges and agrees that once Closing occurs, the Contributor shall no longer be a member of the Company, shall no longer be entitled to receive any distributions from the Company, and shall have no further right, title or interest in the Company or the Property.
     1.3 Redemption Rights for Units. Each Unit shall be redeemable at the option of the holder, in accordance with, but subject to the restrictions contained in, the Acquirer’s Partnership Agreement; provided, however, that such redemption option may not be exercised until after the first anniversary of the Closing Date (the “Redemption Period”).
     1.4 Tax Consequences to Contributor. Notwithstanding anything to the contrary contained in this Agreement, including without limitation the use of words and phrases such as “sell,” “sale,” purchase,” and “pay,” the parties hereto acknowledge and agree that it is their intent that the transaction contemplated hereby shall be treated for federal income tax purposes pursuant to Section 721 of the Internal Revenue Code of 1986, as amended (the “Code”), as the contribution of the Contributed Assets by the Contributor to the Acquirer, in exchange for the Units, and not as a transaction in which the Contributor is acting other than in its capacity as a prospective partner in the Acquirer.
ARTICLE II
REPRESENTATIONS AND COVENANTS
     2.1 Representations by Acquirer. The Acquirer hereby represents and warrants unto the Contributor that the following statements are true, correct, and complete as of the date of this Agreement and will be true, correct, and complete as of the Closing Date:
          (a) Organization and Power. The Acquirer is duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has full right, power, and authority to enter into this Agreement and to assume and perform all of its obligations under this Agreement; and, the execution and delivery of this Agreement and the performance by the Acquirer of its obligations hereunder have been duly authorized by all requisite action of the Acquirer and require no further action or approval of the Acquirer’s partners or of any other individuals or entities in order to constitute this Agreement as a binding and enforceable obligation of the Acquirer.
          (b) Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by the Acquirer has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under any existing certificate of limited partnership, partnership agreement, mortgage, indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to the Acquirer.
          (c) Litigation. There is no action, suit, or proceeding, pending or known to be threatened, against or affecting the Acquirer in any court or before any arbitrator or before any federal, state, municipal, or other governmental department, commission, board, bureau, agency or instrumentality which (i) in any manner raises any question affecting the validity or enforceability of this Agreement, (ii) could materially and adversely affect the business, financial position, or results of operations of the Acquirer, or (iii) could materially and adversely affect the ability of the Acquirer to perform its obligations hereunder, or under any document to be delivered pursuant hereto.
          (d) Units Validly Issued. The Units, when issued, will have been duly and validly authorized and issued, free of any preemptive or similar rights, and will be fully paid without any obligation to restore capital except as required by the Delaware Revised Uniform Limited Partnership Act (the “Limited Partnership Act”). The Contributor shall be admitted as a limited partner of the Acquirer as of the Closing Date and shall be entitled to all of the rights and protections of a limited partner under the Limited Partnership Act and the provisions of the Acquirer’s Partnership Agreement, with the same rights, preferences, and privileges as all other limited partners on a pari passu basis.
          (e) Consents. Except as may otherwise be set forth in Article III hereof, each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery, and performance of this Agreement or the transactions contemplated hereby by the Acquirer has been obtained or will be obtained on or before the Closing Date.
          (f) Brokerage Commission. The Acquirer has not engaged the services of any real estate agent, broker, finder or any other person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transactions described herein on account of any action by the Acquirer. The Acquirer shall be solely responsible for any and all commissions or fees owing to the Broker in connection with this transaction.
          2.2 Representations by Contributor, Managing Member and Company. The Contributor on its own behalf and on behalf of the Managing Member and the Company hereby makes the following representations and warranties, each and every one of which is true, correct, and complete as of the date of this Agreement, and will be true, correct, and complete as of the Closing Date:

          (a) Organization and Standing. Each of the Contributor and the Company has been duly formed and each is validly existing as a limited liability company or limited partnership, as applicable, in good standing in the state of its organization, with the requisite corporate or limited liability company, as applicable, power and authority to own, lease and operate its assets, conduct the business in which it is engaged and perform its obligations under this Agreement. Each of the Contributor and the Company is duly qualified to transact business and each is in good standing under the laws of the jurisdiction in which it owns or leases assets, or conducts any business, so as to require such qualification. The Contributor has provided the Acquirer with true and correct copies of the operating agreements or limited liability company, as applicable, for the Managing Member and the Company. All such agreements for the Managing Member and the Company, and the articles of incorporation and bylaws of the Contributor, are in full force and effect as of the date hereof, and have not been modified or amended and each of the Contributor, the Managing Member and the Company has performed all of its obligations under its respective agreements.
          (b) Authority. The Contributor, the Managing Member and the Company have the requisite limited liability company or corporate, as applicable, power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by the Contributor, the Managing Member and the Company and the consummation by the Contributor, the Managing Member and the Company of the transactions contemplated by this Agreement has been duly authorized by all necessary action on the part of the Contributor, the Managing Member and the Company and the members and shareholders thereof. This Agreement has been duly executed and delivered by the Contributor, the Managing Member and the Company and constitutes the legal, valid and binding agreement of the Contributor, the Managing Member and the Company enforceable against the Contributor, the Managing Member and the Company in accordance with its terms, except as may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (b) equitable principles of general applicability relating to the availability of specific performance, injunctive relief or other equitable remedies.
          (c) Noncontravention. Neither the entry into nor the performance of, or compliance with, this Agreement by the Contributor, the Managing Member and the Company has resulted, or will result, in any violation of, or default under, or result in the acceleration of, any obligation under its respective limited liability company or limited partnership agreement, as applicable, or any material mortgage, indenture, lien agreement, note, contract, permit, judgment, decree, order, restrictive covenant, statute, rule, or regulation applicable to the Contributor, the Company or the Property, except for the requirement to obtain the Lender Consent.
          (d) Contributed Assets. Except for the Class A Membership Interest in the Company held by Summit Hotel Properties, LLC and the Class C Membership Interest in the Company held by Gary Tharaldson, the Contributed Assets constitute all of the issued and outstanding membership interests of the Company. Additionally, (i) the Managing Member is currently, and upon the dissolution of the Managing Member, the Contributor will be, the sole owner of the Contributed Assets, (ii) the Managing Member has, and upon the dissolution of the Managing Member, the Contributor will have, good title to the Contributed Assets, (iii) the Contributed Assets are free and clear of all Liens (as hereinafter defined), and (iv) neither the

Contributor nor the Managing Member has granted any other person or entity an option to purchase or a right of first refusal upon the Contributed Assets nor are there any agreements or understandings between the Contributor and any other person or entity with respect to the disposition of the Contributed Assets.
          (e) Securities Laws Matters.
               (i) The Contributor, for itself and each of its shareholders, acknowledges that (A) Summit Hotel Properties, Inc., a Maryland corporation (the “REIT”), which is the general partner of the Acquirer, and the Acquirer intend the offer and issuance of any Units to be exempt from registration under the Securities Act, and applicable state securities laws by virtue of the status of the Contributor and each shareholder of the Contributor being an “accredited investor” within the meaning of Rule 501(a) of Regulation D under the Securities Act (“Regulation D”) and acquiring the Units in a transaction exempt from registration pursuant to Rule 506 of Regulation D, and (B) in issuing Units pursuant to the terms of this Agreement, the REIT and the Acquirer are relying on the representations made by the Contributor and shareholder of the Contributor.
               (ii) In acquiring the Units and engaging in this transaction, neither the Contributor, the Company, nor any shareholder or member thereof is relying upon any representations made to it by the Acquirer, or any of its partners, officers, employees, or agents as to tax matters or otherwise that are not contained herein. The Contributor is aware of the risks involved in investing in the Units. The Contributor has had an opportunity to ask questions of, and to receive answers from, the Acquirer and the REIT or a person or persons authorized to act on their behalf, concerning the terms and conditions of this investment and the financial condition, affairs, and business of the Acquirer and the REIT. The Contributor confirms that all documents, records, and information pertaining to the Units that have been requested by the Contributor, including a complete copy of the form of the Acquirer’s Partnership Agreement, has been made available or delivered to it prior to the date hereof. The Contributor represents and warrants that it has reviewed and approved the form of the Acquirer’s Partnership Agreement attached hereto as Exhibit A.
               (iii) The Contributor, the Company, and each shareholder and member thereof understands that the Units have not been registered under the Securities Act or any state securities acts and are instead being offered and sold in reliance on an exemption from such registration requirements. The Units issuable to the Contributor are being acquired solely for the Contributor’s own account, for investment, and are not being acquired with a view to, or for resale in connection with, any distribution, subdivision, or fractionalization thereof, in violation of such laws, and the Contributor does not have any present intention to enter into any contract, undertaking, agreement, or arrangement with respect to any such resale; [provided, however, that, following Closing, the Contributor may distribute the Units to its shareholders that (1) have represented and warranted to the Acquirer in writing that, as of the time of such distribution, such shareholder is an accredited investor as that term is defined in Rule 501 of Regulation D, and (2) have executed the Acquirer’s Partnership Agreement as limited partners. The Contributor understands that any certificates evidencing the Units will contain appropriate legends reflecting the requirement that the Units not be resold by the Contributor without registration under such laws or the availability of an exemption from such registration and that the Acquirer’s Partnership Agreement will restrict transfer of the Units.]
               (iv) The Contributor and each shareholder of the Contributor is an accredited investor as that term is defined in Rule 501 of Regulation D.
          (f) Status as a United States Person. Each of the Contributor and the Company represents and warrants that it is not a foreign person within the meaning of Section 1445 of the Internal Revenue Code of 1986, as amended. The Company’s U.S. taxpayer identification numbers that has previously been provided to the Acquirer is correct. The Company’s office addresses is the most recent address previously provided to the Acquirer.
          (g) Terms and Conditions of the Transaction. The Contributor and the Company have determined that the terms and conditions of the transactions contemplated by this Agreement, on an overall basis, are fair and reasonable to the Contributor and the Company.
          (h) Litigation. There is no litigation or proceeding, either judicial or administrative, pending or, to the knowledge of the Contributor, the Managing Member, and the Company, threatened, affecting its ability to consummate the transactions contemplated hereby. There is no outstanding order, writ, injunction or decree of any court, government, governmental entity or authority or arbitration against or affecting any of the Contributor, the Managing Member, the Company or the Property, which in any such case would impair the Contributor’s or the Company’s ability to enter into and perform all of its obligations under this Agreement.
          (i) Liabilities. None of the Company nor the Contributor has any material liabilities other than those liabilities that are reflected on their respective consolidated balance sheets as of [                    , 2010], true and correct copies of which have been provided to the Acquirer.
          (j) No Insolvency Proceedings. No attachments, execution proceedings, assignments for the benefit of creditors, insolvency, bankruptcy, reorganization or other proceedings are pending or, to the Contributor’s, the Managing Member’s and the Company’s knowledge, threatened against any of the Contributor, the Managing Member or the Company, nor are any such proceedings contemplated by any of the Contributor, the Managing Member or the Company.
          (k) No Brokers. Neither the Contributor, the Managing Member, nor the Company has entered into, and each covenants that it will not enter into, any agreement, arrangement or understanding with any person or firm which will result in any obligation to pay any finder’s fee, brokerage commission or similar payment in connection with the transactions contemplated hereby.
          (l) Real Property.
               (i) Title to Real Property. The Company has good and marketable title to the Real Property, free and clear of all Liens, except Permitted Liens and Liens that will be released at Closing. For purposes hereof, “Liens” shall mean all liens, charges, covenants, adverse claims, demands, encumbrances, security interests, commitments, pledges or any other title defect or restriction of any kind; and “Permitted Liens” shall mean: (A) any exceptions, exclusions and other matters set forth in or disclosed by any title commitments or surveys obtained by Acquirer and not objected to by Acquirer or otherwise waived; (B) taxes, assessments and governmental charges with respect to the Real Property not yet due and payable; (C) applicable zoning Laws (as hereinafter defined); and (D) any documents evidencing and securing the Assumed Loans (as defined hereinafter).
               (ii) Compliance With Laws. The Company possesses and/or on or prior to Closing will possess all such certificates, authorities or permits issued by the appropriate local, state or federal agencies or bodies necessary to conduct the business conducted by it and to own and operate the Real Property, and the Company has not received any written notice of proceedings that have been or may be commenced relating to the revocation or modification or any such certificate, authority or permit. Neither the Contributor, the Managing Member nor the Company has received any written or other notice of any violation of any applicable federal, state, or local law, ordinance, rule or regulation (“Law”), including without limitation the Americans With Disabilities Act (“ADA”), or any restrictive covenants or other easements, encumbrances or agreements, relating to the Real Property, and the Company and the Real Property is in material compliance with all applicable Laws, including but not limited to the ADA, zoning, building and other land use Laws applicable to the ownership, development and operation of the Real Property.
               (iii) Environmental Conditions. Neither the Contributor, the Managing Member, nor the Company has received any written notice of the presence or release of any substance that is regulated under any Environmental Laws as a pollutant, contaminant or toxic, radioactive or otherwise hazardous substance, including petroleum, its derivatives or by-products and other hydrocarbons (collectively and individually, “Hazardous Substances”) that would cause the Real Property or the Company to be in violation of any applicable Environmental Laws. Neither the Contributor, the Managing Member, nor the Company has any actual knowledge, nor have any of them received written notice that the Real Property is not in compliance with applicable Environmental Laws. To the knowledge of the Contributor, the Managing Member and the Company, (i) there are no Hazardous Substances located at, on or under the Real Property (except for ordinary and customary chemicals and products used in the operating and cleaning of the Real Property, all in accordance with applicable Environmental Laws) and (ii) no Hazardous Substances have leaked, escaped or been discharged, emitted or otherwise released from the Real Property onto any adjoining properties. For the purposes of this Section, “Environmental Laws” means any and all federal, state and local statutes, laws, regulations and rules in effect on the date hereof relating to the protection of the environment or to the use, transportation and disposal of Hazardous Substances.
               (iv) Condition of Real Property. The Real Property and all Personal Property associated therewith is in good condition and repair, subject to normal wear and tear, and the Company has repaired and maintained the Real Property and Personal Property in accordance with industry standards.
               (v) Absence of Proceedings. There are no pending or, to the Contributor’s, the Managing Member’s and the Company’s knowledge, threatened condemnation or expropriation proceedings (or negotiations regarding transfers in lieu thereof), lawsuits or administrative actions relating to the Real Property or any portion thereof, or other legal matters affecting materially and adversely the current use, occupancy or value of the Real Property.
               (vi) Sale Contracts; Options; Rights of First Refusal. Neither the Contributor, the Managing Member, nor the Company has entered into any contract or agreement to sell or transfer the Real Property or any portion thereof or interest therein, and there are no outstanding options or rights of first refusal or opportunities to purchase the Real Property or any portion thereof or interest therein.
               (vii) Brokerage Commissions. Neither the Contributor, the Managing Member, nor the Company owes, or will owe in the future as a result of this Agreement, any brokerage commissions or finder’s fees with respect to the Real Property.
               (viii) Leases. Except for Bookings, neither the Contributor, the Managing Member, nor the Company has entered into any leases or occupancy agreements with respect to the Real Property or any portion thereof or interest therein, and there are no outstanding leases, written or verbal, with respect to the Real Property or any portion thereof or interest therein.
               (ix) Construction Contracts; Mechanics’ Liens. At the Closing there will be no outstanding contracts made by any of the Contributor, the Managing Member or the Company for the construction or repair of any improvements relating to the Real Property which have not been fully paid for. Prior to Closing, all mechanics’ or materialmen’s liens, if any, arising from any labor or materials furnished to the Real Property prior to the Closing shall be discharged and released of record or bonded to the extent any such Lien is not insured over by the title company or bonded over pursuant to applicable Law.
               (x) Franchise Agreement. True, correct and complete copies of the existing franchise license agreement with Marriott International, Inc. (the “Existing Franchise Agreement”) have been delivered or made available to the Acquirer and its agents and underwriters. The Existing Franchise Agreement is valid, binding and enforceable and presently in full force and effect. Neither the Company nor the other parties to the Existing Franchise Agreement is in default under the Existing Franchise Agreement, and no event has occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under the Existing Franchise Agreement.
               (xi) Liabilities; Indebtedness. Except for the Assumed Loan, the Company has not incurred any indebtedness related to the Property except in each instance for trade payables and other customary and ordinary expenses in the ordinary course of business that have been disclosed to the Acquirer.
          (m) Special Assessments. Neither the Contributor, the Managing Member nor the Company has received any notice, or has any knowledge, of any existing or pending special assessments affecting the Property by any governmental authority, water or sewer authority, drainage district or any other special taxing district or other entity, other than as disclosed herein and has received no notice, and has no knowledge, of any assessments that may be levied after Closing by any government authority.
          (n) Insurance. The Contributor, the Managing Member, or the Company currently maintain or cause to be maintained all of the public liability, casualty and other insurance coverage with respect to the Property that is required under the terms of the [Loan Documents (as defined below)] the Existing Franchise Agreement, and the Existing Management Agreement (as defined below) and that is otherwise commercially reasonable. All such insurance coverage shall be maintained in full force and effect through the Closing and all premiums due and payable thereunder have been, and shall be, fully paid through Closing.
          (o) Personal Property. The Company has good and marketable title to, or a valid leasehold interest in, the Personal Property free and clear of all Liens. All Personal Property shall remain and not be removed prior to the Closing, except for equipment that becomes obsolete or unusable, which may be disposed of or replaced in the ordinary course of business.
          (p) Service Contracts. The only equipment leases, service contracts and other similar agreements relating to the operation of the Real Property, excluding the Existing Management Agreement and the Existing Franchise Agreement (the “Service Contracts”) that will be in effect on the Closing Date that are not terminable without cause or penalty within sixty (60) days are as set forth in Schedule 2.2.(p). The Company has performed in all material respects all of its obligations under each Service Contract to which it is a party or is subject and no fact or circumstance has occurred, which by itself or with the passage of time or the giving of notice or both would constitute a default by the Company under any such Service Contract. Further, to the Contributor’s and the Company’s knowledge, all other parties to such Service Contracts have performed all of their obligations thereunder in all material respects and are not in default thereunder. Any Service Contracts that the Acquirer does not wish to assume and are cancelable on not more than sixty (60) days notice shall be terminated by the Company effective as of the Closing Date. True, complete and accurate copies of such Service Contracts have been provided to the Acquirer.
          (q) Loan Documents. The loan documents described on Exhibit C (the “Loan Documents”) that relate to the mortgage loan and security interest that encumber the Real Property constitute all of the material loan documents and related instruments in effect for which the Company is bound or the Real Property encumbered and have not been modified except as set forth on Exhibit C. The Loan Documents are in full force and effect. Neither the Contributor, the Managing Member, nor the Company has received written notice of default under any of the Loan Documents and, to the Contributor’s, the Managing Member’s, and the Company’s knowledge, there is no state of facts that, with the giving of notice or passage of time or both, would give rise to a default in any material respect under any of the Loan Documents.
          (r) Tax Matters.
               (i) The Contributor, the Managing Member, and the Company, if applicable, have filed within the time periods (including any extensions of such time periods filed by the Contributor, the Managing Member or the Company) and in the manner prescribed by law all federal, state, and local tax returns and reports, including but not limited to income, gross receipts, intangible, real property, excise, withholding, franchise, sales, use, employment, personal property, and other tax returns and reports, required to be filed by the Contributor, the Managing Member or the Company under the laws of the United States and of each state or other jurisdiction in which the Contributor, the Managing Member or the Company conduct business activities requiring the filing of tax returns or reports. All tax returns and reports filed by the Contributor, the Managing Member and the Company are true and correct in all material respects. The Contributor, the Managing Member and the Company have paid in full all taxes of whatever kind or nature to be paid by them for the periods covered by such returns (unless an extension of such periods has been properly filed for such returns). Neither the Contributor, the Managing Member nor the Company have a tax deficiency or claim outstanding, assessed, threatened, or proposed against it. The charges, accruals, and reserves for unpaid taxes on the books and records of the Contributor, the Managing Member and the Company as of the Closing Date are sufficient in all respects for the payment of all unpaid federal, state, and local taxes accrued for or applicable to all periods ended on or before the Closing Date. There are no tax liens, whether imposed by the United States, any state, local, or other taxing authority, outstanding against the Contributor, the Managing Member or the Company or any of their assets. The federal, state, and local tax returns of the Contributor, the Managing Member and the Company have not been audited, nor have the Contributor, the Managing Member or the Company received any notice of any federal, state, or local audit.
               (ii) The Contributor represents and warrants that it has obtained from its own tax counsel advice regarding the transaction contemplated by this Agreement, including, without limitation, the tax consequences of (i) the transfer of the Contributed Assets to the Acquirer and the receipt of Units as consideration therefor and (ii) the Contributor’s admission as a limited partner of the Acquirer. The Contributor further represents and warrants that it has not relied on the Acquirer or the Acquirer’s representatives or counsel for such tax advice.
          (s) No Consents. Each consent, approval, authorization, order, license, certificate, permit, registration, designation, or filing by or with any governmental agency or body necessary for the execution, delivery, and performance of this Agreement or the transactions contemplated hereby by the Contributor has been obtained or will be obtained on or before the Closing Date. The Contributor shall be responsible for obtaining, at the Contributor’s sole cost and expense, all such consents, including, without limitation, the Lender Consents and the Third Party Consents (all as hereinafter defined).
          (t) Operation of Contributed Assets. Between the date hereof and the Closing Date, the Contributor will cause the Managing Member and the Company to (i) operate the Real Property and their respective businesses only in the usual, regular, and ordinary manner consistent with such entity’s prior practice and (ii) maintain their books of account and records in the usual, regular, and ordinary manner, in accordance with sound accounting principles applied on a basis consistent with the basis used in keeping its books in prior years. From the date hereof until the Closing Date, neither the Contributor, the Managing Member nor the Company shall take any action or fail to take any action the result of which would (A) have a material adverse effect on the Contributed Assets, the Property, the Company or the Acquirer’s ability to continue the operation thereof after the Closing Date in substantially the same manner as presently conducted or (B) would cause any of the representations and warranties contained in this Section 2.2 to be untrue as of the Closing Date.
          (u) Affiliate Contracts. The Company has not entered into any lease or Service Contract with an Affiliate.
          (v) Anti-Terrorism Laws. None of the Contributor, the Managing Member, or the Company is in violation of any laws relating to terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”). None of the Contributor, the Managing Member, or the Company, is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies, all as may be amended from time to time. None of the Contributor, the Managing Member, or the Company (A) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any person included in the lists set forth in the preceding sentences; (B) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order; or (C) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Money Laundering and Anti-Terrorism Laws. None of the Contributor, the Managing Member, or the Company, or any person controlling or controlled by the Contributor, the Managing Member, or the Company, is an individual or entity named on a Government List (as defined below), and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable anti-money laundering or anti-bribery laws and regulations (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)). “Government List” shall mean any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).
          (w) Employees. None of the Company or the Managing Member (i) have any employees with respect to the ownership, operation or maintenance of the Property; (ii) is a party to any collective bargaining agreement or other contract or agreement with any labor organization affecting the ownership, operation or maintenance of, or employees at, the Real Property; (iii) has entered into any agreements with any employees; or (iv) is aware of any labor organizing activities conducted within the last three (3) years at the Real Property or with respect to persons employed in the ownership, operation or maintenance of the Real Property. There are no labor disputes pending or, to the Contributor’s knowledge, threatened with respect to the operation or maintenance of the Real Property or any part thereof. All Employees are employed by [the Contributor].

     2.3 Satisfaction of Conditions. The Acquirer hereby covenants that the Acquirer shall: (i) use commercially reasonable efforts and diligence in order to satisfy all of the conditions set forth in subsections 3.1(d) and (h) and (ii) cooperate and assist in the Contributor’s efforts to satisfy the conditions set forth in subsection 3.1(e), (f) and (g) hereof. The Contributor hereby covenants that the Contributor shall: (A) use commercially reasonable efforts and diligence in order to satisfy all of the conditions set forth in subsections 3.1(e), (f), (g), (j) and (k) hereof, and (B) cooperate and assist in the Acquirer’s efforts to satisfy the conditions set forth in subsections 3.1(d) and (h) hereof; and the Acquirer shall not have any obligation to consummate the Closing hereunder unless and until such conditions have been satisfied or waived by the Acquirer in writing.
     2.4 Access. From the date first written above until Closing, the Acquirer and the Acquirer’s representatives shall, upon reasonable prior notice to the Contributor, have full and unfettered access to the Real Property during normal business hours to fully examine and inspect the Property. The Acquirer and/or the Acquirer’s representatives may make surveys, perform soil tests, environmental audits, engineering tests, and all other investigations and tests as the Acquirer, in its reasonable discretion, deems advisable (collectively, the “Inspections”). Notwithstanding the aforementioned, neither the Acquirer nor the Acquirer’s Representatives shall have the right to conduct borings or core samplings without the prior written consent of the Contributor. In connection with all such Inspections, the Acquirer and the Acquirer’s Representatives shall (i) perform the same in such a manner as not to unreasonably interfere with the Company’s hotel guests’ and visitors’ occupancy and use of the Property, (ii) comply with all applicable laws, rules and regulations, and (iii) not allow any mechanics’, materialmens’ or laborers’ lien to be placed of record against the Real Property. The Acquirer agrees to be fully responsible for and repair any damage to the Property caused by such Inspections.
     2.5 Consent to Transfers. Pursuant to Article 4 of the Operating Agreement, the Contributor hereby consents to the “Disposition” (as defined in the Operating Agreement) of the Class A Membership Interest and the Class C Membership Interest in the Company to the Acquirer pursuant to separate agreements.
ARTICLE III
CONDITIONS PRECEDENT TO THE CLOSING
     3.1 Conditions to Acquirer’s Obligations. In addition to any other conditions set forth in this Agreement, the Acquirer’s obligation to consummate the Closing is subject to the timely satisfaction of each and every one of the conditions and requirements set forth in this Section 3.1, all of which shall be conditions precedent to the Acquirer’s obligations under this Agreement.
          (a) Contributor’s Obligations. The Contributor shall have performed all obligations of the Contributor hereunder which are to be performed prior to Closing, and shall have delivered or caused to be delivered to the Acquirer, all of the documents and other information required of the Contributor pursuant to Section 4.2.

          (b) Contributor’s Representations and Warranties. The Contributor’s representations and warranties set forth in Section 2.2 shall be true and correct in all material respects as if made again on the Closing Date.
          (c) No Injunction. On the Closing Date, there shall be no effective injunction, writ, preliminary restraining order or other order issued by a court of competent jurisdiction restraining or prohibiting the consummation of the transactions contemplated hereby.
          (d) Completion of IPO. The initial public offering (hereinafter referred to as the “IPO”) of common stock of the REIT shall have been completed.
          (e) Lender Consent. All indebtedness or other Liens encumbering the Property shall be fully and finally released, except for the loan evidenced and secured by the Loan Documents (the “Assumed Loan”) on or before the Closing Date. The lender under the Assumed Loan shall have approved in writing the transactions contemplated hereby prior to the Closing Date (including, without limitation, the transfer of the Contributed Assets to the Acquirer, the removal of the Managing Member and appointment of the Acquirer as manager of the Company, the leasing of the Real Property to a taxable REIT subsidiary of the Acquirer (the “TRS Lessee”), the termination of the Existing Management Agreement and the Existing Franchise Agreement, and the execution by the TRS Lessee of a new franchise agreement and a new management agreement), and all consents required by the Loan Documents and by any and all no downgrade letters that may be required from applicable ratings agencies (the “Lender Consent”).
          (f) Third Party Consents. The Contributor shall have obtained all additional third party consents and approvals required of it in connection with the transactions contemplated by this Agreement on or before the Closing Date (the “Third Party Consents”).
          (g) Management and Service Contracts. The existing management agreement between the Contributor and the Company for the operation of the Real Property shall be terminated effective as of the Closing Date at the sole cost, liability and expense of the Contributor (the “Management Contract Termination”). The Contributor shall also have terminated the Service Contracts pursuant to Section 2.2(p).
          (h) Title Policies. The title companies selected by the Acquirer shall be unconditionally obligated and prepared, subject only to payment of the applicable premium, to issue title policies and all reasonably requested endorsements thereto (or non-imputation, bring down, successor insured and other endorsements to the Company’s existing owners title policies), to the Acquirer and to any lenders under the Assumed Loans on the Closing Date, all such policies to be acceptable to the Acquirer in its reasonable discretion.
          (i) No Material Adverse Change. Between the date of this Agreement and the Closing Date, there shall have been no event, change or development that is reasonably expected to have a material adverse effect on the business, assets, liabilities, financial condition, prospects, operations, operating results or earnings of the Company, the Contributed Assets or the Property (“Material Adverse Change”), and at Closing the Contributor shall execute and deliver to the Acquirer a certificate certifying that no Material Adverse Change has occurred as of the Closing Date.
          (j) Franchise Approvals. Prior to the Closing Date, the Contributor shall have obtained the Franchisor’s consent, if required by the Existing Franchise Agreement, to (i) the Acquirer’s acquisition of the Contributed Assets, (ii) the lease of the Project from the Company to the TRS Lessee, and (iii) either assigning the Existing Franchise Agreement from the Company to the TRS Lessee or entering into a new franchise license agreement from the Franchisor to the TRS, together with a new comfort letter from the Franchisor addressed to the lender under the Assumed Loan, all in form and substance reasonably acceptable to the Acquirer (in either event, the “Franchise Approvals”).
          (k) Tharaldson Contribution Agreement Closing. Each of the conditions precedent to the Acquirer’s obligations to close under the contribution agreement dated August 5, 2010 between the Acquirer and Gary Tharaldson (the “Tharaldson Contribution Agreement”) shall have been satisfied or waived by the Acquirer, and the closing under the Tharaldson Contribution Agreement shall have occurred or shall occur simultaneously with the Closing hereunder.
          3.2 Conditions to Contributor’s Obligations. In addition to any other conditions set forth in this Agreement, the Contributor’s obligation to consummate the Closing is subject to the timely satisfaction of each and every one of the conditions and requirements set forth in this Section 3.2, all of which shall be conditions precedent to the Contributor’s obligations under this Agreement.
               (a) Acquirer’s Obligations. The Acquirer shall have performed all obligations of the Acquirer hereunder which are to be performed prior to Closing, and shall have delivered or caused to be delivered to the Contributor, all of the documents and other information required of the Acquirer pursuant to Section 4.3.
               (b) Acquirer’s Representations and Warranties. The Acquirer’s representations and warranties set forth in Section 2.1 shall be true and correct as if made again on the Closing Date.
               (c) Completion of IPO. The IPO shall have been completed.
ARTICLE IV
CLOSING AND CLOSING DOCUMENTS
     4.1 Closing. The consummation and closing (the “Closing”) of the transactions contemplated under this Agreement shall take place at the offices of the Acquirer or such other place as is mutually agreeable to the parties, on or as soon as practicable following the date of the closing of the IPO, unless otherwise set by agreement of the parties (such date being referred to herein as the “Closing Date”).

     4.2 Contributor’s Deliveries. At the Closing, the Contributor shall deliver the following to the Acquirer in addition to all other items required to be delivered to the Acquirer by the Contributor:
          (a) Evidence of Dissolution of Managing Member. The Contributor shall deliver to the Acquirer evidence reasonably satisfactory to the Acquirer that the Managing Member has been dissolved and that the Contributed Assets have been distributed to the Contributor.
          (b) Assignment of Contributed Assets. The Contributor shall have executed and delivered an Assignment, in substantially the form of Exhibit B attached hereto, granting and conveying to the Acquirer good and indefeasible title to the Contributed Assets, free and clear of all liens, encumbrances, security interests, prior assignments, conditions, restrictions, claims, and other matters affecting title thereto.
          (c) Execution of Acquirer’s Partnership Agreement. Signature page of the Acquirer’s Partnership Agreement (which Acquirer’s Partnership Agreement shall be in substantially the form attached hereto as Exhibit A) duly executed by the Contributor, as a limited partner.
          (d) FIRPTA Certificate. An affidavit from the Contributor certifying pursuant to Section 1445 of the Internal Revenue Code that the Contributor is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations promulgated thereunder).
          (e) Lender Consents. The Lender Consents.
          (f) New Management Agreement. The New Management Agreement.
          (g) Third Party Consents. The Third Party Consents.
          (h) Contract Terminations. The Management Contract Termination and terminations of any identified Service Contracts.
          (i) Closing Certificate. The Certificate required by Section 3.1(i).
          (j) Title Company. Any documentation reasonably required by a title company to issue a policy or endorsement consistent with this Agreement, including, but not limited to customary owner’s, gap and non-imputation affidavits.
          (k) Franchise Approvals. The fully executed Franchise Approvals, and evidence of the termination of the Existing Franchise Agreement
          (l) Liens. All necessary mortgage releases, UCC terminations and other releases as may be required to evidence that satisfaction of any liens on any of the Contributor Assets or the Property other than the Assumed Loan.

          (m) Transfer Taxes. All necessary transfer tax affidavits, declarations or other forms as may be required from the Contributor, the Managing Member or the Company, if any, in connection with the transactions contemplated by this Agreement.
          (n) Bill of Sale. A bill of sale duly executed by the Company transferring the FF&E, Property and Equipment, Inventories, Retail Merchandise, Miscellaneous Personal Property, and Intangible Property to the TRS Lessee;
          (o) Assignment and Assumption. An assignment and assumption of the Service Contracts, Equipment Leases and Bookings to the extent entered into by or benefiting the Company, to the TRS Lessee duly executed, together with copies, and if available, originals of all contracts and agreements assigned thereby;
          (p) Books and Records. All Books and Records, Licenses and Permits, and receipts relating to the ownership, operating and management of the Property;
          (q) Tax Clearance Certificate. The Tax Clearance Certificates, subject to the provisions hereof;
          (r) Authorization Documents. Evidence of organization, existence and authority of the Contributor to consummate the transactions contemplated hereunder and the authority of any person executing documents on behalf of such entities reasonably satisfactory to the Acquirer and its title company;
          (s) Organizational Documents. The articles of organization, the operating agreement, and minute books (with all ownership records and other organizational information and documentation) with respect to the Company; and
          (t) Other Documents. Any other document or instrument reasonably requested by the Acquirer or required hereby. The Contributor shall deliver to the Acquirer at Closing any minute books or other books and records of the Company and all documentation, records, and materials related to the Property, including but not limited to deeds, certificates of title, title and other insurance policies, surveys, plats, reports, warranties and permits and other approvals, that are in the possession or control of the Contributor, the Managing Member or the Company.
     4.3 Acquirer’s Deliveries. At the Closing, the Acquirer shall deliver the following:
          (a) Certificates for Units. If certificates are issued, certificates representing Units duly issued by the Acquirer in the name the Contributor as of the Closing Date representing the Units to which the Contributor is entitled pursuant to Section 1.2 of this Agreement.
          (b) Executed Acquirer’s Partnership Agreement. The executed Acquirer’s Partnership Agreement, with the original duly executed signature of the REIT, as general partner, and original or photostatic copies of the signatures of all limited partners then available.

          (c) Title Company. Any documentation reasonably required by a title company to issue a policy or endorsement consistent with this Agreement.
          (d) Transfer Taxes. All necessary transfer tax affidavits, declarations or other forms as may be required from the Acquirer, if any, in connection with the transactions contemplated by this Agreement.
          (e) Other Documents. Any other document or instrument reasonably requested by the Contributor or required hereby.
     4.4 Prorations. The Contributor acknowledges and agrees that no prorations or adjustments will be made in connection with Closing with respect to the Real Property.
     4.5 Reserve Accounts. Unless the parties otherwise agree, the Contributor and the other members of the Company shall be entitled to a return at the Closing of all amounts held on behalf of the Company in any reserve account associated with the Assumed Loan and that the Acquirer shall simultaneously at the Closing replenish all such amounts. On or before the Closing Date, the Contributor shall make all necessary arrangements, at the Contributor’s sole cost and expense, to effectuate the return to the Contributor and simultaneous replenishment by the Acquirer of such amounts.
     4.6 Minority Interests. The parties hereto acknowledge and agree that the Contributor does not own all of the membership interests of the Company, and that the payoff of any indebtedness of the Company, and the return and replenishment of the reserve accounts as set forth above shall take the same into account.
     4.7 Fees and Expenses; Closing Costs. The Acquirer shall pay all fees, expenses and closing costs relating to the transactions contemplated by this Agreement; provided however, that the Contributor shall pay its own attorneys’ and consultants’ fees and expenses.
     4.8 Tax Clearance Certificates. If obtainable within the State in which the Real Property is located, the Contributor shall use commercially reasonable efforts to obtain and deliver to the Acquirer on or prior to the Closing, municipal, state and county tax clearance certificates or letters demonstrating the payment of all tax liabilities with respect to the Property or the Company which, if unpaid, could impose successor or continuing liability on the Acquirer (or its wholly owned subsidiary) or the Company (“Tax Clearance Certificates”). To the extent the Contributor is unable to deliver such Tax Clearance Certificates on or prior to the Closing, the Contributor shall use commercially reasonable efforts to obtain such certificates as soon as practicable following the Closing. The Contributor shall be liable for the payment of all amounts which may be required to be paid to obtain all Tax Clearance Certificates. The Contributor shall indemnify, defend and hold the Acquirer harmless from and against (a) any and all amounts which may be required to be paid to obtain all Tax Clearance Certificates and (b) any claims or other liabilities arising out of the Contributor’s failure to obtain all such Tax Clearance Certificates, each to the extent due with respect to the operation of the Properties prior to the Closing. The provisions of this Section 4.8 shall survive the Closing. The Acquirer acknowledges and agrees that the delivery of the Tax Clearance Certificates by the Contributor pursuant to this Section or any matters disclosed therein shall not be a condition precedent to the obligation of the Acquirer to consummate the transactions pursuant to the terms of this Agreement. Notwithstanding the foregoing, to the extent such matters are raised as exceptions to the Acquirer’s title policies or endorsements, the Contributor shall deliver such affidavits or indemnities as reasonably required by the title company to omit such matters from the Acquirer’s title policy and/or endorsements.
ARTICLE V
TERMINATION, DEFAULT AND REMEDIES
     5.1 Termination. In the event any of the conditions to Closing set forth in Sections 3.1 and 3.2, respectively, are not satisfied, such failure shall not be deemed a default hereof (except for the failure of such party’s representations and warranties to be true and correct, in which case such failure shall be deemed a default), but rather the party whose condition to Closing is not satisfied shall have the right to either (i) waive such condition and proceed to closing, or (ii) terminate this Agreement by providing the other party hereto with written notice of such election.
     5.2 Remedies Upon Default of Acquirer. If the Acquirer fails to perform any of its obligations under this Agreement, or is in default hereunder, the Contributor may terminate this Agreement by notice to the Acquirer, and the Acquirer shall be obligated to pay all of the Contributor’s reasonable attorneys’ fees in an amount not to exceed $10,000.00. If the Contributor elects to terminate this Agreement, then this Agreement shall be terminated whereupon the parties hereto shall be relieved of all obligations hereunder, except for the those obligations that are specifically stated to survive herein. If the closing of the IPO occurs and all of the other conditions precedent set forth in Section 3.1 hereof have been satisfied, but the Acquirer fails to consummate the Closing contemplated hereunder with the Contributor, the Contributor shall have the right to seek specific performance of this Agreement. Except as set forth in this Section 5.2, the Contributor hereby expressly waives, relinquishes and releases any other right or remedy available to it at law, in equity or otherwise by reason of the Acquirer’s default hereunder or the Acquirer’s failure or refusal to perform its obligations hereunder. This provision shall survive any termination of this Agreement.
     5.3 Remedies on Default of Contributor. If the Contributor fails to close the transaction contemplated by this Agreement for any reason other than the Acquirer’s default or the failure to occur of a condition precedent benefitting the Contributor, the Acquirer may, as its sole remedies, either (i) seek specific performance, or (ii) elect to terminate this Agreement and sue the Contributor for actual damages, provided that the Acquirer shall not be entitled to receive damages in an amount greater than $10,000.00, whereupon each of the parties shall be relieved of all further liability to the other hereunder, except for those obligations that are specifically stated to survive herein. The Acquirer agrees that the foregoing remedies shall be the sole and exclusive remedies available to the Acquirer in the event of a default by the Contributor and the Acquirer hereby waives any and all other rights, in equity or at law, which it might otherwise have against the Contributor (including, without limitation, the right to any consequential or other damages) in connection with any such default. This provision shall survive any termination of this Agreement.

ARTICLE VI
INDEMNIFICATION
     6.1 Contributor’s Indemnity. The Contributor hereby agrees to indemnify and hold the Acquirer, the REIT, and their respective employees, directors, members, partners, affiliates and agents harmless of and from all liabilities, losses, damages, costs, and expenses (including reasonable attorneys’ fees) which the Acquirer or the REIT may suffer or incur by reason of (a) any breach of the representations or warranties contained in Section 2.2of this Agreement, (b) any act or cause of action occurring or accruing prior to the Closing Date and arising from the ownership of the Contributed Assets prior to the Closing Date, and (c) the ownership or operation of the Property and relating to the period prior to the Closing Date, including, without limitation, actions or claims relating to damage to property or injury to or death of any person occurring or arising during the period prior to the Closing Date, or any claims for any debts or obligations occurring on or about or in connection with the Property or any portion thereof or with respect to the Property’s operations at any time prior to the Closing Date.
     6.2 Acquirer’s Indemnity. The Acquirer agrees to indemnify and hold the Contributor, and its employees, directors, members, partners, affiliates and agents harmless of and from all liabilities, losses, damages, costs, and expenses (including reasonable attorneys’ fees) which the Contributor may suffer or incur by reason of (a) any breach of its representations or warranties contained in Section 2.1 of this Agreement, (b) any act or cause of action occurring or accruing on or after the Closing Date and arising from the ownership of the Contributed Assets on or after to the Closing Date, and (c) the ownership or operation of the Property and relating to the period on or after the Closing Date, including, without limitation, actions or claims relating to damage to property or injury to or death of any person occurring or arising during the period on or after the Closing Date, or any claims for any debts or obligations occurring on or about or in connection with the Property or any portion thereof or with respect to the Property’s operations at any time on or after the Closing Date.
     6.3 Indemnification Procedure. All claims for indemnification pursuant to Sections 6.1 or 6.2 (“Claims”) shall be made in a reasonably detailed writing, which shall include, without limitation, the amount so demanded for such Claim (to the extent readily calculable), by the party seeking to be indemnified (the “Indemnified Party”) and sent to the addresses set forth in the notice provisions set forth herein (the “Indemnification Notice”). The making of a Claim pursuant to a properly delivered and reasonably detailed Indemnification Notice shall toll the running of the limitation period set forth above with respect to that specific Claim. The party from which indemnification is sought (the “Indemnifying Party”) shall have ten (10) days after such Indemnification Notice is received to either (i) agree to the Indemnified Party’s demand, or (ii) refuse such demand for indemnification. Should the Indemnifying Party fail to respond to the Indemnified Party’s Indemnification Notice within such ten (10) day period, the Indemnifying Party shall be deemed to have agreed to indemnify the Indemnified Party as requested in such Indemnification Notice. In the event that the Indemnifying Party refuses to indemnify the Indemnified Party pursuant to such Indemnification Notice, the Indemnified Party shall be free to pursue such Claim for indemnity pursuant to the terms of this Agreement with any court of competent jurisdiction.

     6.4 Survival. The terms of this Article VI shall survive the Closing.
ARTICLE VII
RISK OF LOSS; EMINENT DOMAIN
     7.1 Risk of Loss. The risk of loss of the Property shall remain with the Contributor and the Company until the Closing.
     7.2 Casualty. If, prior to the Closing, all or any portion of the Real Property is damaged by fire, vandalism, acts of God or other casualty or cause, the Contributor shall promptly give the Acquirer written notice of any such damage, together with the Contributor’s estimate of the cost and period of repair and restoration. In any such event, the Acquirer shall have the option of (x) taking the Real Property at the Closing, or (y) terminating this Agreement entirely or only as it applies to the portion of the Real Property so damaged (in which case the Consideration hereunder shall be adjusted accordingly), by delivering written notice of its decision to the Contributor within thirty (30) days of receipt of the Contributor’s written notice of any such damage. If pursuant to this Section 7.2, the Acquirer elects to proceed to Closing, the Acquirer shall also be entitled to all insurance proceeds in connection with such casualty and the Contributor shall pay over and otherwise assign to the Acquirer all rights to receive the same, including, without limitation, the full amount of any applicable deductible owed by the Contributor. The Contributor agrees to permit the Acquirer to participate in any loss adjustment negotiations, legal actions and agreements with the insurance company, and to assign to the Acquirer at the Closing its rights to such insurance proceeds, and will not settle any insurance claims or legal actions relating thereto without the Acquirer’s prior written consent.
     7.3 Eminent Domain. If, prior to Closing, all or any “significant” (as hereinafter defined) portion of the Real Property is taken by eminent domain (or is the subject of a pending or contemplated taking which has not been consummated), the Contributor shall notify the Acquirer of such fact in writing and the Acquirer shall have the option to terminate this Agreement in its entirety, or only as it relates to the portion of the Real Property subject to such taking (in which case the Consideration hereunder shall be adjusted accordingly), upon written notice to the Contributor given not later than thirty (30) days after the Acquirer’s receipt of the Contributor’s written notice. If the Acquirer does not elect to so terminate this Agreement or if an “insignificant” portion (“insignificant” is herein deemed to be any taking which is not “significant”) of the Real Property is taken by eminent domain or condemnation, the Acquirer shall proceed to Closing as provided in this Agreement without adjustment to the Consideration but, at Closing, the Contributor shall assign and turn over all compensation and damages awarded or the right to receive same with respect to such taking, condemnation or eminent domain. The Contributor agrees to permit the Acquirer to participate in any negotiations with and legal actions against the condemning authority and will not settle any such dispute relating to such award without the Acquirer’s prior written consent. A “significant portion” shall mean any taking that adversely and materially interferes, individually or in the aggregate, with the marketability or value of Real Property or the Contributor’s, Company’s or any other party in possession’s occupancy and use thereof.
     7.4 Survival. The provisions of this Article VII shall survive the Closing.

ARTICLE VIII
MISCELLANEOUS
     8.1 Notices. Any notice provided for by this Agreement and any other notice, demand, or communication required hereunder shall be in writing and either delivered in person (including by confirmed facsimile transmission) or sent by recognized overnight delivery service or by certified or registered mail, postage prepaid, with return receipt requested. All notices shall be addressed as follows:
Acquirer:
Summit Hotel OP, LP
2701 South Minnesota Avenue, Suite 6
Sioux Falls, SD 57105
Attention: Chris Eng
Fax No.: (605) 362-9388
Contributor:
The Summit Group, Inc.
2701 South Minnesota Avenue, Suite 6
Sioux Falls, SD 57105
Attention: Chris Eng
Fax No.: (605) 362-9388
Any address or name specified above may be changed by a notice given by the addressee to the other party. Any notice, demand or other communication shall be deemed given and effective as of the date of delivery in person or receipt set forth on the return receipt. The inability to deliver because of changed address of which no notice was given, or rejection or other refusal to accept any notice, demand or other communication, shall be deemed to be receipt of the notice, demand or other communication as of the date of such attempt to deliver or rejection or refusal to accept.
     8.2 Entire Agreement; Modifications and Waivers; Cumulative Remedies. This Agreement supersedes any existing letter of intent between the parties, constitutes the entire agreement among the parties hereto and may not be modified or amended except by instrument in writing signed by the parties hereto, and no provisions or conditions may be waived other than by a writing signed by the party waiving such provisions or conditions. No delay or omission in the exercise of any right or remedy accruing to the Contributor or the Acquirer upon any breach under this Agreement shall impair such right or remedy or be construed as a waiver of any such breach theretofore or thereafter occurring. The waiver by the Contributor or the Acquirer of any breach of any term, covenant, or condition herein stated shall not be deemed to be a waiver of any other breach, or of a subsequent breach of the same or any other term, covenant, or condition herein contained. All rights, powers, options, or remedies afforded to the Contributor or the Acquirer either hereunder or by law shall be cumulative and not alternative, and the exercise of one right, power, option, or remedy shall not bar other rights, powers, options, or remedies allowed herein or by law, unless expressly provided to the contrary herein.

     8.3 Exhibits. All exhibits referred to in this Agreement and attached hereto are hereby incorporated in this Agreement by reference.
     8.4 Successors and Assigns. This Agreement may not be assigned by the Acquirer or the Contributor without the prior approval of the other party hereto. This Agreement shall be binding upon, and inure to the benefit of, the Contributor and the Acquirer, and their respective legal representatives, successors, and permitted assigns.
     8.5 Article Headings. Article headings and article and section numbers are inserted herein only as a matter of convenience and in no way define, limit, or prescribe the scope or intent of this Agreement or any part hereof and shall not be considered in interpreting or construing this Agreement.
     8.6 Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of South Dakota, without regard to conflicts of laws principles.
     8.7 Counterparts. This Agreement may be executed in any number of counterparts and by any party hereto on a separate counterpart, each of which when so executed and delivered shall be deemed an original and all of which taken together shall constitute but one and the same instrument.
     8.8 Survival. Notwithstanding anything herein to the contrary, all representations and warranties contained in this Agreement, including the indemnifications provided hereunder, and all covenants and agreements contained in the Agreement which contemplate performance after the Closing Date (including, without limitation, those covenants and agreements contained in Section 2.4 and Article VI hereof) shall survive the Closing until the expiration of the Redemption Period.
     8.9 Further Acts. In addition to the acts, instruments and agreements recited herein and contemplated to be performed, executed and delivered by the Acquirer and the Contributor, the Acquirer and the Contributor shall perform, execute, and deliver or cause to be performed, executed, and delivered at the Closing or after the Closing, any and all further acts, instruments, and agreements and provide such further assurances as the other parties may reasonably require to consummate the transactions contemplated hereunder.
     8.10 Severability. In case any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein.
     8.11 Attorneys’ Fees. Should a party employ an attorney or attorneys to enforce any of the provisions hereof or to protect its interest in any manner arising under this Agreement, or to recover damages for breach of this Agreement, any non-prevailing party in any action pursued in a court of competent jurisdiction (the finality of which is not legally contested) shall pay to the prevailing party all reasonable costs, damages, and expenses, including reasonable attorneys’ fees, expended or incurred in connection therewith.

     8.12 Confidentiality. The Contributor acknowledges that the matters relating to the REIT, the IPO, this Agreement, and the other documents, terms, conditions and information related thereto (collectively, the “Information”) are confidential in nature. Therefore, the Contributor covenants and agrees to keep the Information confidential and will not (except as required by applicable law, regulation or legal process including applicable securities laws), without the Acquirer’s prior written consent, disclose any Information in any manner whatsoever; provided, however, that the Information may be revealed only to the Contributor’s key employees, legal counsel and financial advisors, each of whom shall be informed of the confidential nature of the Information and shall agree to act in accordance with the terms of this Section 8.12. In the event that the Contributor or its key employees, legal counsel or financial advisors (collectively, the “Information Group”) are requested pursuant to, or required by, applicable law (other than in connection with the IPO), regulation or legal process to disclose any of the Information, the applicable member of the Information Group will notify the Acquirer promptly so that it may seek a protective order or other appropriate remedy or, in its sole discretion, waive compliance with the terms of this Section 8.12. In the event that no such protective order or other remedy is obtained, or that the Acquirer waives compliance with the terms of this Section 8.12, the applicable member of the Information Group may furnish only that portion of the Information which it is advised by counsel is legally required and will exercise all reasonable efforts to obtain reliable assurance that confidential treatment will be accorded the Information. The Contributor acknowledges that remedies at law may be inadequate to protect the Acquirer or the REIT against any actual or threatened breach of this Section 8.12, and, without prejudice to any other rights and remedies otherwise available, the Contributor agrees to the granting of injunctive relief in favor of the REIT and/or the Acquirer without proof of actual damages. Notwithstanding any other express or implied agreement to the contrary, the parties agree and acknowledge that each of them and each of their employees, representatives, and other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the transaction and all materials of any kind (including opinions or other tax analyses) that are provided to any of them relating to such tax treatment and tax structure, except to the extent that confidentiality is reasonably necessary to comply with U.S. federal or state securities laws. For purposes of this paragraph, the terms “tax treatment” and “tax structure” have the meanings specified in Treasury Regulation Section 1.6011-4(c).
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[SIGNATURES APPEAR ON FOLLOWING PAGES.]

     IN WITNESS WHEREOF, this Agreement has been entered into effective as of the 5th day of August, 2010.

ACQUIRER: SUMMIT HOTEL OP, LP, a Delaware limited partnership
By:	Summit Hotel Properties, Inc., its
General Partner

By:	/s/ Daniel P. Hansen
Name:	Daniel P. Hansen
Title:	President and Chief Executive Officer

CONTRIBUTOR: THE SUMMIT GROUP, INC., a South Dakota corporation
By:	/s/ Kerry W. Boekelheide
Name:	Kerry W. Boekelheide
Title:	Chairman

MANAGING MEMBER: SUMMIT HOSPITALITY OF SCOTTSDALE, ARIZONA, LLC, a South Dakota limited liability company
By:	The Summit Group, Inc.
Its:	Manager and Sole Member

By:	/s/ Kerry W. Boekelheide
Name:	Kerry W. Boekelheide
Title:	Chairman

COMPANY: SUMMIT GROUP OF SCOTTSDALE, ARIZONA, LLC
By:	Summit Hospitality of Scottsdale,
Scottsdale, Arizona, LLC
Its:	Managing Member

By:	The Summit Group, Inc.
Its:	Manager and Sole Member

By:	/s/ Kerry W. Boekelheide
Name:	Kerry W. Boekelheide
Title:	Chairman

EXHIBIT A
Acquirer’s Partnership Agreement

A-1

EXHIBIT B
Assignment of Contributed Assets
Assignment Agreement
     THE SUMMIT GROUP, INC., a South Dakota corporation (“Assignor”), for good and valuable consideration paid to the Assignor by Summit Hotel OP, LP, a Delaware limited partnership (“Assignee”), pursuant to the Contribution Agreement dated as of                     , 2010, by and between Assignor and Assignee (the “Agreement”) and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, does hereby sell, assign, transfer, convey and deliver to the Assignee, its successors and assigns, good and indefeasible title to the Contributed Assets, free and clear of all liens, encumbrances, security interests, prior assignments, conditions, restrictions, claims, and other matters affecting title thereto.
     Capitalized terms used but not defined herein shall have the respective meanings ascribed to them in the Agreement.
     IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be signed by a duly authorized officer this ___ day of                     , 200___.

THE SUMMIT GROUP, INC., a South Dakota corporation

By:
Name:
Title:

B-1

EXHIBIT C
Loan Documents for
Assumed Loan

C-1